SECURITIES AND EXCHANGE COMMISSION

                           Washington, DC 20549



                                 Form 8-K

                              CURRENT REPORT


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported) November 30, 1994


                        Lone Star Industries, Inc.
          (Exact name of registrant as specified in its charter)


           Delaware              1-06124                 13-0982660
 (State or other jurisdiction   (Commission        (IRS Employer
       of incorporation)       File Number)      Identification No.)



  300 First Stamford Place, P. O. Box 120014, Stamford, CT 06912-0014
          (Address of principal executive offices)    (Zip Code)


    Registrant's telephone number, including area code  (203) 969-8600
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ITEM 5.  OTHER EVENTS.

     On November 30, 1994, Lone Star Industries, Inc. made public disclosure of the following by a press release for immediate release:


     Stamford, Connecticut November 30, 1994 --- Lone Star Industries, Inc. (LCE/NYSE) reported that on November 30, 1994, a verdict has been reached by the jury in the case brought in the United States District Court for the District of Maryland by Lone Star and certain of its affiliates against Lafarge Corporation and Lafarge Canada Inc. Lone Star had claimed that the cement purchased from a Lafarge subsidiary caused the failure of its crossties and was seeking from Lafarge the damages from such failure. As a result of the failure of a portion of such crossties, Lone Star had been sued by the railroads which had purchased the crossties. Lone Star, in its Chapter 11 proceedings, had settled the claims of the railroads for approximately $66,600,000 consisting of $57,200,000 in allowed unsecured claims and $9,400,000 in cash. As part of the emergence from its Chapter 11 proceedings, Lone Star assigned the right to any recovery in this litigation to Rosebud Holdings, a wholly-owned liquidating subsidiary. Rosebud is the issuer of three year 10% secured Asset Proceed Notes, of which approximately $106 million are presently outstanding.

     The jury found Lone Star was entitled to recovery from Lafarge on its claim of breach of express warranty and awarded Lone Star $8,391,483. The amount of this judgement could be reduced by the application of a statute of limitations to Lone Star's claim. Such matter will be considered by the trial court judge in early January 1995, together with Lone Star's pending claims under a Massachusetts statute governing unfair trade practices.

     Lone Star Industries, Inc. is a leading producer of cement, ready-mixed concrete, sand and gravel, crushed stone, and other construction materials.

                            ###

                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Lone Star Industries, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              LONE STAR INDUSTRIES, INC.




                              By: /s/ John S. Johnson
                                      John S. Johnson
                                       Vice President

Date:  December 2, 1994
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